Exhibit 21.1

Subsidiaries of

OYO Geospace Corporation

OYOG, LLC, a Delaware limited liability company

OYOG Limited Partner, LLC, a Nevada limited liability company

OYOG Operations, LP, a Texas limited partnership

Geospace Technologies, LP, a Texas limited partnership

Geospace Technologies Corporation, a Delaware corporation

Geospace Technologies Corporation Japanese Branch Office, a Japanese company

OYO Geospace China, a Chinese company

OYO Geo Space Canada, Inc., an Alberta corporation

OYO Instruments LP, a Texas limited partnership

OYO Instruments Europe Limited, a United Kingdom company

Geospace Engineering Resources International, LP, a Texas limited partnership

Geospace Engineering Resources EAME Limited, a United Kingdom company

Concord Technologies, LP, a Texas limited partnership

OYO Geospace J.V., LP, a Texas limited partnership

OYO-GEO Impulse International, LLC, a Russian limited liability company